EXHIBIT 10.3

AGREEMENT OF

EXECUTIVE SEVERANCE TERMS (“Agreement”)

ABITIBIBOWATER INC. (“Company”)

AND

WILLIAM G. HARVEY (“Executive”)

A.	Status and Effective Date		Executive’s employment will terminate on August 31, 2011 (“Termination Date”). Executive will be deemed to have resigned as officer and director of any and all subsidiaries and affiliates, as applicable, effective on the Termination Date. Until the Termination Date, Executive agrees to continue to perform diligently and in good faith the normal duties and responsibilities associated with his position with the Company. Executive shall follow and implement all Company employee policies and all management policies and decisions communicated to Executive by the Board of Directors or Chief Executive Officer of the Company. These provisions constitute material terms of this Agreement to induce the Company to enter into this Agreement.

B.	Compensation

	1.	Severance Pay and Benefits

Severance pay of $1,303,681.44, less legally required withholdings and sums owing to the Company, if any. Severance pay is in line with the Severance Policy - CEO and Direct Reports (the “Policy”) as follows:

104 weeks (6 weeks * 20.31 years of service, maximum 104 weeks) of Eligible Pay, defined as the sum of Executive’s annual base salary as of the Termination Date and the average of the last two regular incentive awards paid to the Executive (annualized), up to 125% of bonus target.[1]

The Company will also pay the Executive an amount of $42,500 as a retroactive salary adjustment for the period of January 1, 2011 through August 31, 2011.

The Executive’s welfare benefits, if any, to cease as of August 31, 2011. All other benefits (i.e. disability and business travel insurance)

[1]	$226,840.72, being the average of (i) the STIP 2010 payout of $198,687.52 annualized at $397,375.04; and (ii) the award paid pursuant to the AIP 2007 of $46,922 annualized at $56,306.40.

to also cease on August 31, 2011. If eligible for retiree medical, the Executive may timely enroll in retiree medical at a 50 percent (50%) cost share or $1,219.51 per month on the same basis as other eligible retirees. If not eligible for retiree medical and if the Executive timely enrolls, Executive (and Executive’s eligible dependents) will be eligible for COBRA coverage in accordance with the terms of the benefit plans, including premiums required by the plans, and COBRA. Executive will be obligated to pay the full cost of COBRA coverage, plus a two percent (2%) administrative charge. All of the terms and conditions of the company-sponsored medical, vision and/or dental plans, as amended from time to time, shall be applicable to the Executive (and Executive’s eligible dependents).

The Executive may continue his life insurance coverage by contacting the US Payroll & Benefits Service Center (800-921-3244). The Executive has thirty-one (31) days from his Termination Date to enroll.

Senior executive level outplacement services will be provided by an external outplacement consulting firm selected by Executive and reasonably acceptable by the Company and will cover a period of twelve (12) months, as long as services are initiated within seven (7) months following the Termination Date. Human Resources to open file with external outplacement services once contacted by the Executive.

Executive will not be entitled to receive any of the payments or benefits set forth in this Section B.1 if, prior to the Termination Date, Executive terminates his employment voluntarily other than for Good Reason or has his employment terminated by the Company for Cause. For all purposes of this Agreement, “Cause” and “Good Reason” have the meanings defined on Schedule A attached hereto.

As a condition to the receipt of severance pay and benefits and the consulting arrangement under this Agreement, the Executive must execute and not revoke a Waiver and Release Agreement in the form attached hereto as Exhibit A on or about the Termination Date. Pursuant to the Waiver and Release Agreement, the Executive shall waive all claims against the Company, its subsidiaries and affiliates, except (i) as provided in this Agreement and (ii) with respect to the following amounts: $252,268 for regular and synergy bonuses pursuant to the 2008 Annual Incentive Plan, $133,279 related to the Executive’s relocation process following the Abitibi/Bowater Merger (without any admission from the Company that the Executive did relocate to Canada), $135,000 for education allowance, and $10,208.19 for reimbursement of tax penalty, each of which shall be settled, if and when allowed, to the extent provided in accordance with applicable bankruptcy rules and procedures. The Executive expressly waives all other claims against AbitibiBowater Inc. and all other subsidiaries and affiliates.

The Executive will have 45 days to review and consider the Waiver and Release Agreement and seven (7) days for revoking same.

The above cash severance payments in the total amount of $1,346,181.40 will be paid in the form of a lump sum payment 15 days after the Eligible Executive signs the Waiver and Release Agreement (provided the seven (7) day period for revoking such agreement expires without revocation by the Executive), but in no event later than December 31, 2011. The outstanding balance of the Executive’s Amex card (other than allowable business expenses approved in normal course) will be withheld from the net severance should the outstanding balance of the same amount on the Corporate Amex card not be paid by Executive prior to payment of severance.

2.	Vacations	All accrued but unused vacation due to the Executive under the Company’s vacation pay policy as of the Termination Date will be paid in a lump sum, less applicable deductions (namely 42.5 days plus three floaters, less floaters and vacation actually taken by the Executive through the Termination Date, plus twelve percent (12%) of the Executive’s 2011 base salary actually earned and paid through the Termination Date).

3.	Equity and Incentive Awards

Executive’s entitlement to STIP and LTIP as follows:

•        Entitlement to 2011 STIP on a pro-rata basis in accordance with plan text and as per normal payment terms; i.e. if and when approved for payment by the Board in 2012 consistent with other senior executives; and

•       LTIP grants: Pro rata vesting through December 9, 2011:

•       7,876 Options;

•       1,225 RSUs, settled in shares; and

•       Options will expire on December 9, 2012.

4.	Pension plans	Qualified Pension Plans and SERPs – entitlements in accordance with the terms of the plans to the extent then vested, consistent with payments to other participants. Mercer to provide details on qualified plans and SERPs entitlements.

US plans:

•        AbiBow US Retirement Plan

•        AbitibiBowater 2010 DC Supplemental Executive Retirement Plan

Canadian plans:

•        Employees’ Retirement Plan (1988) of Bowater Canadian Forest Products Inc.

•        AbiBow Canada 2010 Supplemental Retirement Plan

5.	Consulting Agreement

Executive to serve as a consultant to the Company for seven months after the Termination Date (the “Consulting Period”), consulting with and providing assistance to the then in place Senior Vice President and Chief Financial Officer. During the Consulting Period, Executive will not devote more than 20% of the time devoted to his full-time employment during the 36 months preceding the Termination Date. The Termination Date is intended to be a “separation from service” under Internal Revenue Code Section 409A. Consulting fees will be in the amount of $40,000 per month. Executive will perform all his consulting services from within the United States. The Executive will be an independent contractor and will not be entitled to any benefits or other amounts from the Company during the consulting term. This Consulting Agreement shall not be construed to create any employment or other form of business relationship, agency, partnership or joint venture between the Company and the Executive. The Executive shall not be empowered to act on behalf of or bind the Company with third parties as a result of this consulting agreement. The Company will reimburse the Executive’s business expenses incurred as a result of the consultancy arrangement.

Consulting Agreement may be terminated sooner by the Company or the Executive upon 5 days notice, provided that the Executive will be entitled to continue to receive monthly payments through the end of the Consulting Period if the Executive’s consulting agreement is terminated prior to the end of the Consulting Period (i) by the Company other than for Cause, (ii) by the Executive for Good Reason as defined on Schedule “A”, or (iii) upon Executive’s death or disability.

Executive’s consulting obligations will not preclude Executive from engaging in other full-time employment or business endeavors.

	6.	Professional Fees	The Company will pay Executive’s reasonable professional fees incurred to negotiate and prepare this Agreement and all related agreements and documents, not to exceed $10,000.

C.	Restrictive Covenants and General Provisions

	1.	Non-Competition

During the 12 months following the Termination Date, the Executive shall not, without the prior written consent from the Company:

i) engage or become interested, whether on his own account or in conjunction with or on behalf of any other person, and whether as an employee, director, officer, partner, principal, agent, advisor, financial backer, shareholder (except as a passive investor in a public Company) or in any other capacity whatsoever, business which competes with the Business of the Company in Canada and the United States of America; or

ii) assist financially or in any manner whatsoever any person, firm, association or Company, whether as principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public Company) or in any capacity whatsoever to enter into, develop, carry on or maintain a business which competes with the Business of the Company in Canada or the United States of America.

For the purpose of this agreement, “Business of the Company” means the manufacture, sale and/or dealing in newsprint, commercial printing papers, market pulp and wood products, as well as research into, development, production, manufacture, sale, supply, import, export or marketing of any product which is the same or similar to or competitive with any product researched, developed, produced, manufactured, sold, supplied, imported, exported or marketed by the Company or by any of its subsidiaries and affiliates in the context of the above described activities as of July 31, 2011.

	2.	Non-Disclosure	For a period of 5 years following the Termination Date, the Executive hereby covenants and agrees with the Company that he will not, except with the prior written consent, directly or indirectly, disclose to any person or in any way make use of in any manner, any of Confidential Information, provided that such Confidential Information shall be deemed not to include information (i) disclosed pursuant a subpoena or other such legal process or (ii) which is or becomes generally available to the public other than as a result of disclosure by the Executive.

3.	Non-Solicitation of Customers	For a period of 12 months following the Termination Date and except with prior written consent, the Executive agrees not to, whether on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, solicit, assist in soliciting, accept, facilitate the acceptance of the business (which competes with the Business of the Company) of any person to whom the Company or its Affiliates has supplied goods or services at any time between January 1, 2008 and July 31, 2011 and with whom Executive had material business-related contact on behalf of Company within the five-year period preceding the Termination Date.

4.	Non-Solicitation of Employees	For a period of 12 months following the Termination Date, the Executive shall not at any time, directly or indirectly, in his own capacity or otherwise, attempt to induce, cause, or persuade another person to terminate his or her employment relationship with the Company or any other Releasee (as defined in the Waiver and Release Agreement), or at any time to violate the terms of any agreement between such person and the Company or any other Releasee.

5.	Confidential Information	I agree not to disclose any trade secrets or other confidential and proprietary information (“Confidential Information”) with regard to the business of the Company and/or any of the other Releasees at any time, directly or indirectly, to any third party or otherwise use such Confidential Information for my or their own benefit or the benefit of others, except as directed by an authorized officer of the Company or as may be required pursuant to legal process. “Confidential Information” means all valuable and/or proprietary information in any form belonging to or pertaining to Company (including subsidiaries or affiliates of Company), its customers and vendors, that would be useful to Company’s competitors or otherwise damaging to Company if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which Company offers or may offer its products and services to such customers, (ii) the identity of Company’s vendors or potential vendors, and the terms or proposed terms upon which Company may purchase products and services from such vendors, (iii) technology and methods used in Company products and services or planned products and services, (iv) the terms and conditions upon which Company employs its employees and contracts with independent contractors, (v) marketing and/or business plans and strategies, and (vi) financial reports and analyses regarding Company revenues, expenses, profitability and operations. The payment of my supplemental severance pay and other benefits and my consulting arrangement are contingent on my keeping the confidentiality promises contained in this paragraph.

6.	Applicability to Affiliates	The obligations undertaken by the Executive may be enforced directly against the Executive by any Affiliate of the Company, to the extent applicable.

7.	Provisions in the Event of Breach

The Executive agrees that, in the event of any actual or threatened breach by the Executive of any of the covenants or agreements contained in this provision, without prejudice to any and all other rights and recourses of the Company, the Company shall have the right to enforce the terms and provisions thereof by means of compelling specific performance and/or by means of injunction (including, without limitation, provisional, interlocutory and permanent).

In addition, and without restriction to the foregoing, in the event of a breach by the Executive of his non compete, non solicitation and confidentiality obligations, liquidated damages in the sum of $650,000 hereof shall be deemed to have been forfeited in its entirety and the Company shall be entitled to seek reimbursement of this gross amount.

8.	Return of Material	The Executive agrees to immediately return all files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Company or to any of its Affiliates and containing Confidential Information in the possession of the Executive or directly or indirectly under the control of the Executive and to destroy all electronic copies thereof. The Executive agrees not to make, for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company or of any of its Affiliates.

9.	No Harassing or Disparaging Conduct	Executive and Company mutually further agree and promise that neither such party will engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at the other such party or, in the case of Company, its subsidiaries or affiliates, the activities of the other such party (and Company’s subsidiaries or affiliates), or the Releasees (as defined in the Release) at any time in the future. For such purpose, “Company” shall refer to its officers, the Special Advisor to the President and Chief Executive Officer, members of the Board of Directors of Company and Company’s human resources managers. Notwithstanding the foregoing, this Section C.8 may not be used to penalize either party for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.

10.	Construction of Agreement and Venue for Disputes	This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware. Without limiting other means of service of process permissible under applicable law, the Parties agree that service of any process summons, notice or document by U.S. registered mail to their respective last known addresses shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

11.	Waiver of Jury Trial	EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.	Severability	If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

13.	No Reliance Upon Other Statements	This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).

14.	Entire Agreement	This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

15.	Further Assurance; Cooperation

Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

Executive agrees to fully cooperate with the Special Advisor to the President and Chief Executive Office between the date of this Agreement and the Termination Date.

16.	No Assignment	Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. The foregoing to the contrary notwithstanding, Company shall assign this Agreement and delegate all of its obligations hereunder to any successor to all or substantially all of its business.

17.	Binding Effect	This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns. In the event of the death of Executive prior to payment of all amounts due under this Agreement, such amounts shall be paid to the legal representative of his estate.

18.	Indemnification	Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive, a copy of which is attached hereto as Exhibit B, with respect to Executive’s service as an officer of Company and/or director of Company or any of its subsidiaries shall remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement. Notwithstanding Section B.5 of this Agreement, in the event that Executive is authorized in writing to act as an agent of Company during the Consulting Period, such indemnification, and coverage as an insured under any applicable officers’ and directors’ liability insurance, shall apply to Executive’s consulting services to the same scope and effect as applies to Executive’s acts and omissions to act while employed by Company.

19.	Section 409A

(a) It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.

(b) Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).

(c) If Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at such time, any payments to be made or benefits to be delivered in connection with Executive’s “separation from service” (as under 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(d) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(e) For purposes of this Agreement, with respect to any amounts that constitute deferred compensation subject to Section 409A of the Code, termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services Executive performed over the immediately preceding thirty-six (36) month period. The Company and Executive agree that a “separation from service” will occur no later than the Termination Date and Executive will not be expected to perform any consulting or other services thereafter that would negate a separation from service on the Termination Date.

(f) Notwithstanding any other provision of this Agreement, neither Company nor its subsidiaries or affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

20.	Governing Law	This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

We trust that the above to be satisfactory. Please confirm your agreement by signing in the space below.

ABITIBIBOWATER INC.

Per:	/s/ Richard Garneau
RICHARD GARNEAU

Acknowledged and accepted

/s/ William G. Harvey
WILLIAM G. HARVEY

Dated: July 20, 2011

SCHEDULE A

“Cause” means any of the following:

(1) Executive’s gross negligence or willful misconduct in connection with the performance of Executive’s duties with Company (whether as an employee or consultant);

(2) Executive’s conviction of, or entering of a guilty plea or plea of no contest with respect to, any felony; or

(3) Executive’s material breach of a material term of this Agreement.

“Good Reason” means any of the following:

(1) a material adverse change in the Executive’s status, title, position, duties or responsibilities (including in reporting line relationships), except for any change in the foregoing as described herein and the appointment of Jo-Ann Longworth as Special Advisor to the President and Chief Executive Officer;

(2) a material reduction in compensation and benefits, in the aggregate, to those provided for under the employee compensation and benefit plans, programs and practices in which the Executive was participating;

(3) a material reduction of the Executive’s salary;

(4) a relocation of Executive’s primary place of employment from his current primary place of employment, which is Greenville, South Carolina, which requires the Executive to move his residence, without the Executive’s express written consent to such relocation; or

(5) the Company’s material breach of a material term of this Agreement.

EXHIBIT A

(1) General Release. In consideration for the supplemental severance pay, outplacement services and other benefits to be provided to me under the Agreement of Executive Severance Terms between ABITIBIBOWATER INC. (the “Company”) and me dated             , 2011 (the “Severance Agreement”), I, on behalf of myself and my spouse, family and heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge the Company and its subsidiaries, divisions and affiliates, whether direct or indirect, and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present and future), and each of their respective predecessors, successors and assigns (collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees related to my employment with and/or separation from employment with the Company and/or any other occurrence up to and including the date of this Waiver and Release Agreement (“Agreement”), including but not limited to:

(a)	claims, actions, causes of action or liabilities arising under the Worker Adjustment and Retraining Notification Act as amended (the “WARN Act”), Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), Sections 1981 through 1988 of Title 42 of the United States Code, as amended, and the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act, as amended, the Federal Occupational Safety and Health Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Sarbanes-Oxley Act, and/or any other federal, state, municipal or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to plan benefits, entitlement to prior notice, race, color, religion, national origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance, regulation, constitution or executive order; and/or

(c)	any other claim whatsoever including, but not limited to, claims for severance pay, claims for salary/wages/commissions/bonus, claims for expense reimbursement, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

(2) Exclusions from General Release. Excluded from the General Release above are (i) any claims or rights which cannot be waived by law, including my right, if any, to accrued vacation; (ii) any rights I have under the Severance Agreement; and (iii) any rights I may have to the following amounts: $252,268 for regular and synergy bonuses pursuant to the 2008 Annual Incentive Plan, $133,279 related to my relocation process following the Abitibi/Bowater Merger (without any admission from the Company whether I actually relocated to Canada), $135,110 for education allowances, and $10,208.19 for reimbursement of tax penalty, each of which may be settled, if and when allowed, but only to the extent provided in accordance with applicable bankruptcy rules and procedures. Nothing herein constitutes an admission by the Company that I am entitled to, or will receive, any of the foregoing amounts described under clause (iii), and the Company is not obligating itself hereunder to pay any such amounts. In addition, nothing in this Waiver and Release Agreement limits my rights (or the rights of any government agency) of access to, or to cooperate or participate with, any government agency, or to file a charge with any administrative agency or participate in any agency investigation, including without limitation, the United States Equal Employment Opportunity Commission. I am, however, freely waiving my right to any recovery of money or other relief in connection with any such charge or investigation, whether initiated by me or any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency. I also am freely waiving my rights, if any, to any other amounts or benefits from the Company that are not specifically set forth under the terms of my Severance Agreement, except as specifically described in this paragraph (2), including, without limitation, waiving any right to participate in, or receive any payments or benefits under, the Retention Bonus Pay Plan For Greenville Employees. I am not waiving any rights or claims which arise after I execute this Agreement.

(3) Covenant Not to Sue. I understand that a “covenant not to sue” is a legal term which means I am promising not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph (1) above because, in addition to waiving and releasing the claims covered by paragraph (1) above, I further agree never to sue any of the Releasees or become party to a lawsuit in any forum for any reason, including but not limited to claims of any type or based on any laws or theories whatsoever covered by the General Release language in paragraph (1) above. Notwithstanding this covenant not to sue, I may bring a claim or lawsuit to (i) challenge the validity of this Agreement under the ADEA or (ii) with respect to any claim or right excluded from this Waiver and Release Agreement under paragraph (2) above. I am, however, specifically waiving my right to any monetary recovery or other relief under the ADEA.

(4) Company’s Remedies. I further acknowledge and agree in the event that I breach the provisions of paragraph (3) above and I fail to cure such breach within thirty (30) days after I have been given notice of such breach, then (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (3) above; plus either (b) the Company may cease providing the supplemental severance pay and benefits to me and I shall be obligated upon demand to pay to the Company all but $1,000 of the supplemental severance pay, or alternatively at the Company’s option (c) I shall be obligated to pay to the Company its costs and expenses in successfully enforcing this Agreement and successfully defending against such lawsuit (including court costs, expenses, reasonable legal fees and any other litigation costs).

(5) Employee Acknowledgements. I further agree that: (i) I have been paid for all hours worked, including overtime; (ii) I have not suffered any on-the-job injury for which I have not already filed a claim; and (iii) I have received all leave I requested and for which I was eligible.

(6) Confidentiality of Agreement. I further agree that I shall keep all terms of this Agreement confidential to the extent not otherwise publicly disclosed by the Company, except that I may make necessary disclosures to attorneys or tax advisors that I retain to advise me in connection with this Agreement.

(7) No Future Employment. I promise not to seek future employment with the Company and/or any of the other Releasees in any position or capacity. In the event I am hired by any Releasee, I recognize my employment can be lawfully terminated based on this paragraph (10), which termination I promise not to contest.

(8) Additional Company Remedies. I also acknowledge the Releasees’ right to enforce this Agreement in any court of competent jurisdiction. I further agree that if I breach any of my promises in paragraphs (6) through (7) above, the affected Releasee(s) shall be irreparably harmed as a matter of law and shall be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees and any other litigation costs incurred in enforcing this Agreement.

(9) Non-Admissions. The facts and terms of this Agreement are not an admission by the Company and/or any other Releasee of liability or other wrongdoing under any law.

(10) Additional Employee Acknowledgements. I further agree that:

•	I am entering into this Agreement knowingly and voluntarily;

•	I have been advised to consult with an attorney before signing this Agreement;

•

I have received, along with this Agreement, a listing of job titles and ages of Company employees selected and not selected for termination in connection with the Company’s              2011 involuntary group termination program.

•	I understand I may take at least forty-five (45) days to consider this Agreement before signing it;

•	I have carefully read and fully understand all the provisions of this Agreement, and am voluntarily entering into this Agreement by signing below;

•	I am not otherwise entitled to the supplemental severance pay or other benefits set forth in the Severance Agreement; and

•	The Severance Agreement and this Agreement are the sole agreements between me and the Company regarding the termination of my employment with the Company.

(11) Revocation/Payment. I further understand I may revoke this Agreement within seven (7) days after its signing and that any revocation shall be made in writing and submitted within this seven (7) day period to the Catawba address listed below. If I do not revoke this Agreement within the seven (7) day period, the Agreement shall become irrevocable. I further understand that if I revoke this Agreement, I shall not receive the supplemental severance pay.

(12) Known and Unknown Claims. I FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(13) Severability. I further acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the remainder of this Agreement shall continue in full force and effect.

(14) Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of Delaware shall apply, without regard to choice of law principles.

(Date)

PLEASE RETURN THE SIGNED AND DATED WAIVER AND RELEASE AGREEMENT TO THE DIRECTOR OF HUMAN RESOURCES AT THE FOLLOWING ADDRESS:

Human Resources Corporate US 5300 Cureton Ferry Road Catawba, SC 29704

SAMPLE PROGRAM DISCLOSURE STATEMENT

As required under the Older Workers Benefit Protection Act, this is a listing of job titles and ages of XXXX employees as of [Insert Date] who were selected or not selected for involuntary termination in connection with the [Insert business reasons for the group termination.] Selected employees are eligible for separation benefits if they sign a Group Waiver and Release Agreement.

Employees were selected for termination based on                     .

Selected For Termination/ Eligible For Benefits		Not Selected For Termination/ Ineligible For Benefits

Job Title	Age*	Job Title	Age*
INSERT JOB TITLE	39	INSERT JOB TITLE	62
INSERT JOB TITLE	54	INSERT JOB TITLE	47
		INSERT JOB TITLE	42
		INSERT JOB TITLE	49
		INSERT JOB TITLE	48
		INSERT JOB TITLE	40
			56
			58
			61
			61
			31
			43
			42

*	Ages listed are as of XXXXX.

EXHIBIT B

[Indemnification Agreement]

[Form of Indemnification Agreement for Executive Officers and Directors previously filed and incorporated herein by reference from Exhibit 10.31 to AbitibiBowater Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 filed April 5, 2011, SEC File No. 001-33776].

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